UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      July 30, 2014

RESPONSE GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33509	11-3525548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1640 Marengo St., 7th Floor

Los Angeles, California 90033

(323) 224-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2014 (the “Closing Date”), Response Genetics, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with SWK Funding LLC, as the agent (the “Agent”), and the lenders (including SWK Funding LLC) party thereto from time to time (the “Lenders”).  The Credit Agreement provides for a multi-draw term loan to the Company (the “Loan”) for up to a maximum amount of $12,000,000 (the “Loan Commitment Amount”).  On the Closing Date, the Lenders advanced the Company an amount equal to $8,500,000 which is due and payable on July 30, 2020 (the “Term Loan Maturity Date”) or such earlier date on which the Loan Commitment Amount is terminated pursuant to the terms of the Credit Agreement.

The outstanding principal balance under the Credit Agreement will bear interest at a rate per annum equal to the LIBOR Rate (subject to a minimum amount of one percent (1.0%) plus twelve and half percent (12.5%), and will be due and payable in arrears (i) on the forty-fifth (45th) day following the last calendar day of each of the months of September, December, March, and June, commencing with November 15, 2014, (ii) upon a prepayment of the Loan and (iii) at maturity in cash.    Upon the earlier of (a) the Term Loan Maturity Date or (b) full repayment of the Loan, the Company is required to pay an exit fee.

In addition, on the Closing Date, the Company issued the Agent a warrant (the “Initial Warrant”) to purchase 681,090 shares of the Company's common stock, par value $0.01 per share (the “Common Stock”).  The Initial Warrant is exercisable up to and including July 30, 2020 at an exercise price of $0.936 per share, subject to adjustment.  The Agent may exercise the Initial Warrant on a cashless basis at any time.  In the event the Agent exercises the Initial Warrant on a cashless basis the Company will not receive any proceeds.  The exercise price of the Initial Warrant is subject to customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The remaining $3,500,000 of the Loan Commitment Amount (the “Subsequent Term Loan”) may be advanced to the Company upon written request to the Agent during the period beginning on the Closing Date and ending February 28, 2016 provided that (i) no default or event of default has occurred or is continuing under the Credit Agreement, (ii) the aggregate revenue recognized by the Company and any of its subsidiaries during any period of four (4) consecutive fiscal quarters ending prior to December 31, 2015, exceeds a certain dollar amount threshold and (iii) the Agent has received an executed warrant (the “Subsequent Term Loan Warrant”) to purchase a number of shares of Common Stock equal to the number obtained when the amount of the Subsequent Term Loan is multiplied by 7.5% and the product is divided by the exercise price of such warrant.  The exercise price of the Subsequent Term Loan Warrant will be equal to 1.2 times the lower of (a) the average closing price of the Common Stock on the previous 20 trading days before the closing date of the Subsequent Term Loan, or (b) the closing price of the Common Stock on the last trading day prior to such Subsequent Term Loan’s closing date.  The Subsequent Term Loan Warrant will be exercisable for a period of six years from the closing date of the Subsequent Term Loan, subject to adjustment.  Upon issuance, the Agent may exercise the Subsequent Term Loan Warrant on a cashless basis at any time.  In the event the Lender exercises the Subsequent Term Loan Warrant on a cashless basis we will not receive any proceeds.  The exercise price of the Subsequent Term Loan Warrant is subject to customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The Company may prepay the Loan, in whole or in part, upon five business days written notice provided that a prepayment premium is paid to the Lenders as set forth in the Credit Agreement. The Company is required to prepay the Loan with any net cash proceeds received from certain types of dispositions of assets described in the Credit Agreement.  The Company is also required to make certain revenue based payments on the Company’s quarterly revenues applied in the following priority: (i) first to the payment of all fees, costs, expenses and indemnities due and owing to the Agent under the Credit Agreement, (ii) second, to the payment of all fees, costs, expenses and indemnities due and owing to the Lenders under the Credit Agreement, (iii) third, to the payment of all accrued but unpaid interest until paid in full; (iv) fourth, for each revenue based payment date after August 2016, to the payment of all principal of the Loan up to an aggregate amount of US$750,000 on any such payment date; and (v) fifth, all remaining amounts to the Company.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of its type, including limiting the Company’s ability to pay dividends or redeem outstanding equity interests, incur additional indebtedness, grant additional liens, engage in any other type of business, make investments, merge, consolidate or sell all or substantially all of its assets and enter into transactions with related parties.  The Credit Agreement also contains certain financial covenants, including, certain minimum aggregate revenues requirements.

The Credit Agreement includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, default under certain other indebtedness, certain insolvency or bankruptcy events, the occurrence of certain material judgments the institution of any proceeding by a government agency or a change of control of the Company that it is not otherwise permitted under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1.  Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by this reference into this Item 2.03.

Item 8.01 Other Events.

On the date hereof, the Company will issue a press release announcing the matters set forth in Item 1.01 of this Current Report on Form 8-K. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit #	Description

10.1	Credit Agreement, dated July 30, 2014, by and between the Company, SWK Funding LLC and the Lenders party there to from time to time.**

99.1	Press Release, dated August 5, 2014.

**	Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Date: August 5, 2014	By:	/s/ Adanech Getachew
Name: Adanech Getachew
Title: General Counsel